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                                  United States
                       Securities and Exchange Commission
                              Washington, DC 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             PENN OCTANE CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   707573-10-1
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                                 (Cusip Number)

                                      N/A
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             (Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


 /X/ Rule 13d-1(b)

 / / Rule 13d-1(c)

 / / Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alert the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 4


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Cusip No. 707573-10-1                  13G                     Page 2 of 4 Pages
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   1      Names of reporting persons
          I.R.S. Identification No. of above persons (Entities Only)

          CEC, Inc. (a wholly-owned subsidiary of Castle Energy Corporation) IRS ID: 51-0363154
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   2      Check the appropriate box if a member of a group         (a) / /

                                                                   (b) /X/
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   3      SEC use only
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   4      Citizenship or place of organization

                   Delaware Corporation
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    Number of Shares         5     Sole Voting Power
      Beneficially
        Owned By                            1,417,667
          Each             -----------------------------------------------------
       Reporting             6       Shared Voting Power
      Person With
                                              0
                           -----------------------------------------------------
                             7       Sole Dispositive Power

                                              1,417,667
                           -----------------------------------------------------
                             8       Shared Dispositive Power

                                              0
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   9      Aggregate amount beneficially owned by each reporting person

                                            1,417,667
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   10     Check box if the aggregate amount in row (9) excludes certain shares
                                                                            / /
                                           Not applicable
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   11     Percent of class represented by amount in row 9

                                           9.7763
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   12     Type of reporting person

                                          Corporate
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                                                               Page 3 of 4 Pages
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Item 1. (a)       Name of Issuer: CEC, Inc. (a subsidiary of Castle Energy
                  Corporation)
Item 1. (b)       Address of Issuer's Principal Executive Offices:
                                       300 Delaware Avenue
                                       Suite 900
                                       Wilmington, Delaware 19801

Item 2 (a)        Name of Person Filing: Castle Energy Corporation
Item 2 (b)        Address of Principal Business Office or, if None, Residence:
                  100 Matsonford Rd., Radnor, PA 19087
Item 2 (c)        Citizenship: A Delaware Corporation
Item 2 (d)        Title of Class of Securities: Common Stock
Item 2 (e)        Cusip Number: 707573-10-1

Item 3 If This Statement is Filed Pursuant to Rule 13d-1 (b), or 13d-2 (b) or
(c), Check Whether the Person Filing is:

                                    Not Applicable

Item 4            Ownership
Item 4 (a)        Amount Beneficially owned:  1,417,667
Item 4 (b)        Percent of Class:  9.7763
         (i)      sole power to vote or to direct the vote:  1,417,667
         (ii)     shared power to vote or to direct the vote:  0
         (iii)    sole power to dispose or to direct the disposition of:  0
         (iv)     shared power to dispose or to direct the disposition of:  0

Item 5            Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:   / /





Item 6           Ownership of More than Five Percent on Behalf of Another Person

                          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company or Control Person:                       Not Applicable

Item 8           Identification and Classification of Members of the Group:
                                                                  Not Applicable

Item 9           Notice of Dissolution of Group:                  Not Applicable

Item 10          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



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                                                               Page 4 of 4 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 CEC, Inc.

Dated: Thursday, February 14, 2002               By: /s/ RICHARD E. STAEDTLER
       ---------------------------                   ---------------------------
                                                     Richard E. Staedtler
                                                     Chief Financial Officer